Exhibit 99.1

LBT Note Issuance Valuation Memorandum

I.	Introduction

This memorandum is intended to provide information to all parties regarding the methodologies Lehman Brothers Holdings Inc. (“LBHI”) is using to value each of the notes issued through the European Medium Term Note Program (the “EMTN Program”) and the German Note Issuance Programme, the Swiss Certificate Programme and the Italian European Inflation Linked Programme (collectively, the “Non EMTN Programs”). These methodologies will be used by LBHI to evaluate claims filed against it as guarantor based on the notes issued by Lehman Brothers Treasury Co., B.V. (“LBT”) under the EMTN Program and Non-EMTN Programs (collectively, the “LBT Issued Notes”). While this memorandum relates only to the LBT Issued Notes, these methodologies may be further used by LBHI to evaluate claims filed against it based on notes issued by LBHI under the EMTN Program and/or notes issued under the Non EMTN Programs and guaranteed by LBHI.

Lehman Brothers provided investment opportunities to its clients via the issuance of LBT Issued Notes. The EMTN Program and Non-EMTN Programs were investment programs arranged by Lehman Brothers International (Europe) (“LBIE”) under which LBT, among other entities, issued structured notes to individuals and financial institutions. These notes predominately provide that the return at maturity and/or the payment of periodic interest is linked to the performance of an underlying asset or groups of assets including global indices, single stocks, currencies, interest rates, and various credit derivative instruments and baskets thereof (“Underlying” or “Underlyings”). In some instances principal and/or interest due under such notes may be partially or wholly “protected”. Some structured notes were relatively simple notes that paid interest at fixed or floating rates; others were highly complex and uniquely tailored to the interests of specific investors. LBIE, with the assistance of Lehman Brothers Limited (“LBL”), acted as the arranger, dealer, and calculation agent with respect to the EMTN Program and Non-EMTN Programs.

Section II of this memorandum sets forth the accounting treatment that Lehman applied to the LBT Issued Notes prior to the commencement of LBHI’s chapter 11 case on September 15, 2008 (the “Petition Date”). Section III of this memorandum sets forth the principles and methodologies LBHI will utilize to value the LBT Issued Notes for the purposes of evaluating claims in its chapter 11 case.

In connection with evaluating the claims filed against LBHI based on LBT Issued Notes, LBHI reviewed approximately 3,800 note issuances. Based on the terms and characteristics of each of the notes, LBHI separated the notes into the three categories described below.

1.

Par Par Notes – Notes for which the terms of the contract provide for either (i) redemption at par at maturity (whether or not described as being “principal protected”) and that pay non-contingent periodic interest or (ii) redemption at par, no payments of interest and do not reflect any accrual yield, are Par Par Notes. Notes that redeem at par may indicate so on their face or may indicate a redemption at par by a formula which calculates to a minimum of par. If there are any factors that may result in a holder of a note receiving less than par for a note upon maturity, the note is not classified as a Par Par Note. This analysis is made without any regard to the probability of redemption in an amount less than par.

2.	Zero Coupon Notes – Notes that do not bear interest and were issued at a significant discount to their face amount (and such discount was not solely attributable to distribution fees paid to dealers) are Zero Coupon Notes. These notes specify an accrual yield in their terms and did not pay interest pursuant to their terms.

3.	Fair Market Value Notes (“FMV Notes”) – Notes which cannot be included in either of the categories set forth in the two preceding paragraphs are FMV Notes. Certain of the FMV Notes provide that all or a portion of the final redemption amount is “protected” but interest is fully contingent, while others provide that the final redemption amount is fully contingent. In classifying the FMV Notes, no consideration has been given to probabilities of contingencies occurring. The mere fact that the note is linked to the performance of an Underlying is enough to classify the instrument as a FMV Note. FMV Notes include, without limitation, (a) notes which redeem at par but pay contingent interest, (b) notes which are not redeemable at par and pay simple interest, (c) notes which are not redeemable at par and pay contingent interest and (d) notes which are not redeemable at par and pay no interest at all or pay simple interest for a time converting to contingent interest. The examples above are not intended to be an exhaustive list of the types of notes which are categorized as FMV Notes.

II.	Lehman’s Accounting Treatment of LBT Issued Notes Prior to the Petition Date

1.	LBT Balance Sheet

The balance sheet of LBT, as recorded on LBHI’s consolidating books and records, as of end of the day on September 14, 2008 provides the following in relation to the issuance of LBT Issued Notes:

LBT Issued Notes Related Balance Sheet Information, as of the end of the day on September 14, 2008

(in millions)

Outstanding Notional Amount	$33,716
MTM + Accrual	$(4,568)
SFAS 159 CVA Adjustment[1]	$(2,909)

FMV Amount Recorded on Balance Sheet	$26,239

LBT’s note issuance related balance sheet had three main components that were also components of Lehman’s previously audited financials.

a.	Outstanding Notional Amount. The outstanding notional amount of the LBT Issued Notes was approximately $33.7 billion as of the end of the day on September 14, 2008. This includes not only structured notes but non-EMTN structured and vanilla debt and zero coupon notes. The list of outstanding ISINs and their associated notional values has been materially reconciled to both LBT’s balance sheet as of the end of the day on September 14, 2008 and Lehman’s internal debt database.

b.	Adjustment to mark to market (“MTM”) the value of outstanding debt to fair value (totaling $4,568). The fair value adjustment is based on the value of Lehman’s offsetting derivative hedge trade. The MTM of the derivative hedge was calculated as of the end of the day on September 14, 2008 based upon various Lehman internal derivative models in accordance with the methodology used on previous audited financials. Accrued interest representing outstanding interest on all debt issuances of LBT is also included.

c.	Credit Valuation Adjustment (“CVA”) (totaling $2,909). SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS 157 states that the objective of a fair value measurement is to determine the price that would be received to sell the asset or paid to transfer the liability at the measurement date.

To the extent that a liability is subject to fair value measurement, SFAS 157 clarifies that a fair value measurement of a liability shall reflect the non-performance risk relating to that liability. The reporting entity shall consider the effect of its credit risk on the fair value of the liability in all periods in which the liability is measured at fair value.

[1]	As permitted by SFAS 159, LBHI elected to measure the notes at fair value in accordance with SFAS 157.

2.	Application of Credit Spread

FMV Notes are compound instruments which can economically be viewed as having two components which require separate valuation: 1) a Vanilla Bond2 and 2) an embedded derivative (the “Two Components”). The Two Components when added together equal the cash flows of the combined FMV Note.

In determining the mark to market value of credit spread changes (i.e., changes in non-performance risk) on FMV Notes, LBHI has chosen to quantify the impact of credit spread changes (consistent with the approach to valuation of the compound instrument) as the summation of credit spread impacts associated with the valuation of each of the Two Components.

a.	Application of the Credit Spread to the Vanilla Bond Portion. The change in the fair value of a note due to credit spreads is measured as the difference in net present value due to discounting the remaining cash flows due on a Vanilla Bond at Libor + secondary spread vs. Libor + issuance spread.

b.	Application of the Credit Spread to the Embedded Derivative Portion. With respect to notes that include an embedded derivative, the cash flow of the embedded derivative is principally expected to be paid at maturity. To arrive at the expected cash flow at maturity, the net present value of the embedded derivative as of the reporting date is used to project a future value at maturity utilizing a flat Libor yield curve to maturity calculation (a flat Libor curve is the same curve that is utilized in calculating the net present value of the embedded derivative prior to quantification of credit risk.) The change in fair value of the embedded derivative due to credit spreads is measured as the difference in net present value of the 1) expected cash flow at maturity discounted at Libor + secondary spread curve and 2) the fair value of the derivative calculated at a Libor flat curve.

The application of the credit spread to the notes is consistent with the methodologies utilized by LBHI prior to the Petition Date. Attached hereto as Annex I is an internal Lehman Brothers memorandum, dated November 2007, describing the procedures for applying the credit spread to the valuation of structured notes.

[2]	As used herein, the term “Vanilla Bond” refers to simple debt securities that pay periodic, non-contingent interest, and repay principal at maturity.

III.	Valuation Methodologies for the Purpose of Determining the Amount of Claims Filed Against LBHI Based on LBT Issued Notes

The following principles and methodologies will be utilized by LBHI to determine the allowed claim amount for each of the LBT Issued Notes.

1.	General Principles for Valuing Claims Under the Bankruptcy Code

a.	A claim that arises from the guarantee of a structured note obligation is generally treated no differently under section 502 of the Bankruptcy Code than a direct claim arising from the same obligation would be treated under the Code.

b.	Under section 502(b) of the Bankruptcy Code, the Bankruptcy Court must determine and allow the amount of a claim as of the Petition Date. Consequently, interest stops accruing (for Par Par Notes and FMV Notes that bear interest) and stops accreting (for Zero Coupon Notes) as of the Petition Date.

c.	Acceleration of the LBT Issued Notes is not discussed herein because based on the information available there were no LBT Issued Notes accelerated as of the Petition Date.

2.	Application of the Valuation Principles to the LBT Issued Note Categories

a.	With respect to the FMV Notes, if a claim is contingent or unliquidated, the claim is estimated under section 502(c) of the Bankruptcy Code using “whatever method is best suited to the particular contingencies at issue.” When estimating under section 502(c) of the Bankruptcy Code, non-bankruptcy law governs the amount of the claim but bankruptcy law controls the amount of such claim that is allowed. The method of estimation must be (1) suited to the circumstances and (2) accommodate the underlying purposes of the Bankruptcy Code. The point is to recognize what the creditor bargained for, while avoiding a windfall to any party. The FMV Notes present unique circumstances and challenges due to diversity and complexity of their structures, the number of issuers and consequent intercompany relationships they entail and the numerosity and dispersion of investors. Estimating the value of a FMV Note by the replacement cost of the lost investment (i.e., its fair market value) as of the Petition Date achieves these objectives, is economically realistic, promotes certainty, and eases the administration of the estate as it coincides with LBHI’s pre-petition internal valuation methodology. Fair market value determination inherently incorporates the concept of discounting expected cash flows back to the Petition Date using a market rate plus a credit spread. The relevant credit spread is LBHI’s credit spread. The LBHI credit spread, which is more fully described in Annex I hereto, was based upon weekly averages of a credit curve for LBHI issuances and took into account actual trading volumes and spreads (see paragraph 3 of Annex I).

b.	With respect to Par Par Notes, allowed claims will be equal to the sum of principal amount plus any matured interest as of the Petition Date, regardless of principal protection.

c.	With respect to Zero Coupon Notes, allowed claims will be equal to the sum of the issue price plus any accreted interest as of the Petition Date.

3.	Adjustments to LBT Issued Notes Related Balance Sheet Information

For certain notes, the value recorded on the balance sheet does not represent the allowable claim amount. The allowable claim amount includes two types of adjustments.

a.	For Par Par Notes the allowable claim amount includes an add-back amount adjusting the fair market value of the note to the original notional of the outstanding issue.

b.	For Zero Coupon Notes the allowable claim amount includes an add-back calculated based on the difference between the fair market value and the original issuance yield to adjust the value of the note back to the original issuance yield.

4.	Application of the Valuation Principles and Methodologies to the LBT Issued Notes

Based upon the above valuation principles and methodologies, the estimated maximum allowable claims for each category of LBT Issued Notes have been calculated in the table on the following page.

LBT Estimated Maximum Allowable Claims Summary3

				A	B	C	A + B + C = D	E	D + E ≤ F

	Valuation Category	# of ISINs	% of LBT Total Notional	Sept 14, 2008 Outstanding Nominal $ Value	FASB FV MTM Adjustment + Accrual	LEH Credit Value Adjustment (CVA)	Fair Market Value (FMV) (see Note 1)	Addbacks / Accretion (see Note 2)	Estimated Maximum Allowable Claim $ (see Note 3)
	LBT Issued Notes & Certificates
1	FAIR MARKET VALUE NOTES
1A	Principal Protected	1,059	37%	$12,593,654,609	$(920,627,381)	$(1,452,049,613)	$10,220,977,614	$0	$10,232,594,127
1B	Not Principal Protected	2,184	37%	12,342,930,619	(3,146,339,908)	(829,286,427)	8,367,304,285	0	8,450,631,544
	TOTAL FAIR MARKET VALUE NOTES	3,243	74%	24,936,585,228	(4,066,967,289)	(2,281,336,040)	18,588,281,899	0	18,683,225,671
2	PAR PAR NOTES	521	21%	7,130,843,597	(112,926,756)	(411,376,748)	6,606,540,093	524,303,504	7,130,843,597
3	ZERO COUPON NOTES (see Note 4)	42	4%	1,306,153,201	(340,631,034)	(181,983,258)	783,538,909	98,660,907	882,199,816
4	To Be Determined (see Note 5)	67	1%	342,899,946	(47,659,187)	(34,079,291)	261,161,468	0	268,422,918
	Total LBT Issued Notes & Certificates	3,873	100%	33,716,481,972	(4,568,184,267)	(2,908,775,337)	26,239,522,369	622,964,411	26,964,692,002
	Items Under Review
5	Potential Addbacks Assuming 100% of To Be Determined are Par Par							81,738,478	81,738,478
	Potential LBT Total			$33,716,481,972	$(4,568,184,267)	$(2,908,775,337)	$26,239,522,369	$704,702,889	$27,046,430,480

[3]	Notes:

1. The Fair Market Value of LBT Issued Notes is the value recorded on LBHI's consolidating books and records at the end of the day on September 14, 2008.

2. The Addbacks/Accretion reflect the result of using 1) the yield at issuance for Zero Coupon Notes, and 2) par for interest bearing notes, in determining the Estimated Maximum Allowable Claim amounts.

3. The Estimated Maximum Allowable Claim amount by ISIN is floored at $0, therefore the sum of D plus E may be less than or equal to F.

4. For Zero Coupon Notes the Estimated Maximum Allowable Claim amount is limited to the end of the day on September 14, 2008 value at issuance yield excluding any CVA. The addback is:

FASB FV MTM Adjustment + Accrual	$341	M

LEH Credit Value Adjustment (CVA)	$182	M

Difference between the end of the day September 14, 2008 Outstanding Nominal Dollar Value and the issuance yield Zero Coupon Addback	$(424)	M

Total:	$99	M

5. The classification of To Be Determined refers to those issuances for which there is insufficient data in order to properly review and categorize.

Annex I

Reprint of November, 2007 LB Treasury Memo

Memo to Files: Structured Notes Credit Spread MTM

By:	Kristine Smith
Date:	November 2007

SFAS 157 Background:

SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS 157 states, the objective of a fair value measurement is to determine the price that would be received to sell the asset or paid to transfer the liability at the measurement date (an exit price).

To the extent that a liability is subject to fair value measurement, SFAS 157 clarifies that a fair value measurement of a liability shall reflect the nonperformance risk relating to that liability. Nonperformance risk includes but may not be limited to the reporting entity’s own credit risk (eg. derivative liabilities may also consider counterparty nonperformance risk). The reporting entity shall consider the effect of its credit risk (credit standing) on the fair value of the liability in all periods in which the liability is measured at fair value.

LB Structured Note MTM Policy:

1.	Two Components to Valuation

Structured notes are compound instruments which can economically be viewed as having two components to valuation 1) Vanilla Bond and 2) Embedded Derivative. While there may be multiple ways in which a compound instrument can be bifurcated into these two components (i.e. vanilla fixed bond + purchased option or vanilla floating bond + derivative swap), what is constant is that the two components when added together must always equal the cash flows of the combined structured note instrument.

In determining the mark-to-market value of credit spread changes (i.e. changes in nonperformance risk) on structured notes we have chosen to quantify the impact of credit spread changes consistent with our approach to valuation of the compound instrument as the summation of credit spread impacts associated with the valuation of the two components 1) Vanilla Bond and 2) Embedded Derivative.

Our approach to bifurcation of these two components is to bifurcate a Vanilla Bond at a floating rate and an Embedded Derivative Swap.

a.	Approach to Credit Spread Valuation of Vanilla Bond

The change in fair value due to credit spreads is measured as the difference in net present value due to discounting remaining vanilla bond flows at libor + secondary spread vs. discounting at libor + issuance spread.

b.	Approach to Credit Spread Valuation of Embedded Derivative

As structured notes generally do not pay current interest, or only nominal interest, the cash flow of the embedded derivative is principally expected to be paid at maturity. To arrive at the expected cash flow at maturity, the NPV of the Embedded Derivative as of the reporting date is utilizing to project a future value at maturity utilizing a flat libor yield to maturity calculation. Note: a flat libor curve is the same curve that is utilized in calculating the NPV of the Embedded derivative prior to quantification of credit risk.

The change in fair value due to credit spreads of the embedded derivative is measured as the difference in net present value of 1) the expected cash flow at maturity discounted at libor + secondary spread curve and 2) the fair value of the derivative calculated at a libor flat curve.

The credit risk MTV adjustment for structured notes is calculated as the summation of the credit spread adjustments for each of the two components.

2.	Expected Life

Certain structured notes have embedded optionality that provides for the potential early repayment of the notes prior to contractual maturity data. Our policy is to update the expected life for transactions with embedded optionality on a quarterly basis (one month prior to quarter end period). For further discussion on how expected lives are determined see Separate Policy Document on Expected Life.

3.	Curve Utilized

We considered several alternative credit curves to measure LB credit risk as of the reporting date. Included below is a summary of the alternative curves considers and our conclusion reached in arriving at utilizing the LB Par Spread Curve (adjusted for>10yrs).

•

Curve Utilized - LB Par Spread Fitted curve (adjusted > l0yrs) - this curve relies upon the LB Par Spread Fitted curve for periods 10yrs and below and adjust curve points >10yrs to reflect Trace Data points (weekly average) for actual trading volumes and spreads. This curve is chosen to reflect that trading activity > 10yrs is generally less active and therefore the Par Spread curve for periods >l0yrs is adjusted to the extent that actual trading activity displayed (per Trace) differs from Par Fitted Curve. See below for further discussion of LB Par Spread Fitted and Trace curves.

Alternative Curves Considered:

•

CDS curve – concluded that cash market transactions are inherently different that derivative transactions that do not require an upfront payment of principal. Therefore, as a structured note is a cash instrument the credit risk component should be valued utilizing a cash market secondary curve rather than a CDS derivative curve. Not chosen.

•

LB Trader/Treasurer curve – this curve is derived from quotes from LB funding desk traders active in making market in LB vanilla bonds. While this curve is useful in benchmarking expected vanilla secondary curve levels, it lacks market acceptance as it is not broadly utilized by other market participants in MTM of LB bonds. Not chosen.

•

Trace Data Points (weekly avg) – this curve is derived from actual trading volumes and weighted spreads for LB benchmark issuances across the curve over week period (2+/- year end date). Full week period activity is necessary to obtain sufficient data points across curve of size. This curve excludes small trades<500K as these trade viewed to be unique transactions and not indicative of exit price. Utilized in part – See LB Par Spread Fitted curve (adjusted >10yrs)

•

LB Par Spread Benchmark curve – this curve is a LB published curve that is widely utilized by market participants in MTM pricing. This curve utilizes only “benchmark large issuances” and derives credit spread prices utilizing a 40% fitted line. Not utilized see commentary below LB Par Spread Curve.

•

LB Par Spread Fitted curve – this curve is a LB published curve that is widely utilized by market participants in MTM pricing and rather than utilizing only large benchmark issues, this curve utilizes a larger sample of LB notes including smaller issuance in deriving credit spread prices utilizing a 40% fitted line. Utilized in part. See LB Par Spread Fitted curve adjusted>l0yrs)

Disclaimers

This Memorandum is provided for informational purposes only. LBHI is not bound by the information and statements set forth in this Memorandum and reserves the right to modify this Memorandum and the information regarding each LBT Issued Note included on www.lehman-docket.com in all respects at any time in the future. Nothing contained in this Memorandum is to be construed as an admission of liability by LBHI with respect to any LBT Issued Note or claim filed against LBHI based thereon. LBHI reserves the right to object to any claims filed against it based on the LBT Issued Notes on any and all grounds.

For the avoidance of doubt, nothing herein shall be construed to (i) characterize the LBT Issued Notes (or any other structured notes issued by LBHI and its affiliates) as “securities contracts” or “swap agreements” under the Bankruptcy Code, (ii) modify or pertain to the terms of any over-the-counter derivatives or similar contract between LBHI or any of its affiliates and any other person; or (iii) limit or otherwise modify the application of Section 562 of the Bankruptcy Code to such over-the-counter derivatives or similar contracts.

Nothing in this Memorandum is to be construed as an extension of any deadline established by the Bar Date Order.

The methodologies described in this Memorandum are strictly for the purpose of determining the amount of allowed claims based on valid and timely filed proofs of claim and nothing contained in this Memorandum shall be construed as inconsistent with, or contradictory to, any prior disclosure pursuant to the LBT Issued Notes offering materials or otherwise.

LBHI’s obligations to the noteholders with respect to the LBT Issued Notes, if any, are solely as guarantor.